EXHIBIT 99.1

Zumiez Inc. Reports Holiday 2023 Sales Results

LYNNWOOD, Wash., Jan. 08, 2024 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today announced that the Company's total net sales decreased 4.4% for the nine-week period ended December 30, 2023, compared to the nine-week period ended December 31, 2022. During the same period comparable sales decreased 5.9%.

From a regional perspective, quarter-to-date North America net sales decreased 6.6% from the prior year with comparable sales over this period down 6.3%. Other international net sales, which consists of Europe and Australia, increased 4.2% quarter to date with comparable sales down 4.2% over the same period. Excluding the impact of foreign currency translation, North America net sales decreased 6.6% and other international net sales increased 0.8% for the nine-week period compared to the prior year.

During the nine-week period, men’s posted positive comparable sales while all other categories were down in comparable sales from the prior year with Women's being the most negative category, followed by Hardgoods, accessories and Footwear.

Based on results for the nine-week period ended December 30, 2023, the Company now anticipates fiscal 2023 fourth quarter sales to be near the low end of its guidance range of $275 million to $281 million and fourth quarter earnings per share also to be also near the low end of its range of $0.24 to $0.34. As a reminder, the fourth quarter of fiscal 2023 includes an additional week compared to the fourth quarter of fiscal 2022. The Company currently anticipates that this incremental week, which is included in the guidance above, will have a positive impact on the year-over-year growth rate for the fourth quarter of approximately 4%.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “After an encouraging start to the holiday season relative to trends earlier in the year, sales decelerated after the Black Friday / Cyber Monday weekend in the weeks leading up to Christmas. Consumers continue to be very selective about when they shop and what they purchase. While the adjustments we’ve made to our merchandise assortments have positively impacted high demand shopping days, it hasn’t been enough to offset sustained periods of softer than normal traffic patterns. Unseasonably warm weather in many parts of the U.S. along with minimal snowfall in key winter sports regions in both North America and Europe were also a headwind to our recent performance. With a long history of successfully navigating difficult operating environments combined with a strong balance sheet, we are confident that we’ll emerge from the current downcycle well positioned to capitalize on the long-term growth opportunities.”

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of December 30, 2023, we operated 770 stores, including 608 in the United States, 49 in Canada, 88 in Europe and 25 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, zumiez.ca, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2023 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Company Contact:
Darin White
VP of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200